Exhibit 2

STOCKHOLDERS AGREEMENT

AGREEMENT, dated as of December 3, 2002 among Syngenta Participations AG, a corporation organized under the laws of Switzerland ("SPARTAG"), Torrey Mesa Research Institute, a Delaware corporation ("TMRI", and together with SPARTAG, the "Syngenta Parties"), and each of the stockholders of Diversa Corporation, a Delaware corporation (the "Company") set forth under the caption "Diversa Stockholders" on the signature pages hereto (each, a "Stockholder", and collectively, the "Stockholders").

WHEREAS, in order to induce the Syngenta Parties to enter into the Transaction Agreement, dated as of the date hereof (the "Transaction Agreement"), with the Company and the other Transaction Documents, the Syngenta Parties have requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to all shares of common stock, par value $0.001 per share, of the Company that such Stockholder beneficially owns (the "Subject Shares"). Capitalized terms used but not otherwise defined herein have the meanings assigned to them in the Transaction Agreement.

WHEREAS, pursuant to the Transaction Agreement, the Company has agreed to issue (the "Issuance") to the Syngenta Parties (or their designated Affiliates) the Shares and the Warrant as well as the Warrant Shares issuable upon exercise of the Warrant.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1
GRANT OF PROXY; VOTING AGREEMENT

Section 1.01. Voting Agreement. Each of the Stockholders hereby agrees to vote all Subject Shares that such Stockholder is entitled to vote at the time of any vote to approve the Issuance at any meeting of the stockholders of the Company, and at any adjournment thereof, at which the Issuance is submitted for the consideration and vote of the stockholders of the Company (the "Diversa Stockholders Meeting"). Each of the Stockholders hereby agrees that it will not vote any Subject Shares in favor of the approval of any action which would reasonably be expected to prevent, delay, postpone, impede, interfere with, frustrate the purposes of, or discourage the consummation of, the transactions contemplated by the Transaction Agreement.

Section 1.02. Irrevocable Proxy. Each of the Stockholders hereby revokes any and all previous proxies granted with respect to such Stockholder's Subject Shares. By entering into this Agreement, each of the Stockholders hereby grants a proxy appointing SPARTAG as such Stockholder's attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder's name, to vote for or consent to (by executing a written consent with respect thereto) the Issuance and any related matter coming up at the Diversa Stockholders Meeting (including without limitation to vote on any adjournment of such meeting). Subject to Section 1.01, the Stockholders shall be entitled to vote the Subject Shares on all other matters. The proxy granted by each of the Stockholders pursuant to this Article 1 is irrevocable during the term of this Agreement and is granted in consideration of the Syngenta Parties entering into this Agreement and the Transaction Agreement and incurring certain related fees and expenses. The proxy granted by each of the Stockholders shall be revoked upon termination of this Agreement in accordance with its terms.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each of the Stockholders, severally as to itself, himself or herself, represents and warrants to the Syngenta Parties that:

Section 2.01. Corporation Authorization. (a) If such Stockholder is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the corporate or similar powers of such Stockholder and have been duly authorized by all necessary corporate or similar action. This Agreement constitutes a valid and binding Agreement of such Stockholder.

(b) If such Stockholder is a married individual and the Subject Shares set forth on Exhibit A hereto opposite such Stockholder's name constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, such Stockholder's spouse. If this Agreement is being executed in a representative or fiduciary capacity, the Person signing this Agreement has full power and authority to enter into and perform this Agreement.

Section 2.02. Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) if such Stockholder is not an individual, violate the certificate of incorporation or bylaws (or other organizational documents) of such Stockholder, (ii) violate any applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person under, constitute a default under any provision of any agreement or other instrument binding on such Stockholder or (iv) result in the imposition of any Lien (other than (A) the agreement by such Stockholder to vote its Subject Shares for the Issuance and (B) the irrevocable proxy granted pursuant to Section 1.02) on any Subject Shares of such Stockholder.

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Section 2.03. Ownership of Subject Shares. Such Stockholder is the record and beneficial owner of the Subject Shares set forth beside its, his or her name on Exhibit A hereto, free and clear of any restriction on the right to vote such Subject Shares. None of such Subject Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Subject Shares.

Section 2.04. Total Subject Shares. Except for the Subject Shares set forth beside its, his or her name on Exhibit A hereto, such Stockholder does not beneficially own any shares of capital stock or voting securities of the Company.

Section 2.05. Finder's Fees. No Syngenta Party (or its Affiliates) is or will be responsible to pay any fee or commission to any investment banker, broker, finder or other intermediary in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder.

Section 2.06. Reliance by the Syngenta Parties. Such Stockholder understands and acknowledges that the Syngenta Parties are entering into the Transaction Agreement and the other Transaction Documents in reliance upon such Stockholder's execution, delivery and performance of this Agreement.

ARTICLE 3
COVENANTS OF THE STOCKHOLDERS

Each of the Stockholders hereby, severally as to itself, himself or herself, covenants and agrees that:

Section 3.01. No Interference; Transfers. Except pursuant to the terms of this Agreement, such Stockholder shall not, without the prior written consent of the Syngenta Parties, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Subject Shares, (ii) take any action that would or is reasonably likely to (A) make any representation or warranty contained herein untrue or incorrect in any material respect or (B) have the effect in any material respect of preventing such Stockholder from performing its obligations under this Agreement, or (iii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding (each, a "Transfer") with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Subject Shares during the term of this Agreement, unless the transferee in such Transfer agrees in writing to be bound by the terms of this Agreement and executes a counterpart to this Agreement making such transferee bound hereby.

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ARTICLE 4
MISCELLANEOUS

Section 4.01. Further Assurances. The parties hereto agree that the terms of this Agreement will apply to any written consent in lieu of the Diversa Stockholders Meeting. Each Stockholder will execute and deliver, or cause to be executed and delivered, (i) any further documents and instruments related to, or required to effect the provisions of this Agreement in connection with, any such written consent in lieu of the Diversa Stockholders Meeting and (B) any form of proxy required at the Diversa Stockholders Meeting to effect the provisions of Section 1.02.

Section 4.02. Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier of (i) the completion of the Closing and (ii) the termination of the Transaction Agreement in accordance with its terms; provided that this Article 4 shall survive any such termination.

Section 4.03. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 4.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 4.05. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware (without regard to conflicts of laws principles).

Section 4.06. Jurisdiction. Except as otherwise expressly provided in this Agreement, the parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the Chancery Court of the State of Delaware (or other appropriate state court in the State of Delaware) or the Federal courts located in the State of Delaware, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an

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inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

Section 4.07. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 4.08. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

Section 4.09. Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 4.10. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SYNGENTA PARTICIPATIONS AG

By:	/s/ Adrian C. Dubock
	Name:	Adrian C. Dubock
	Title:	Head: Mergers & Acquisitions, Ventures and Licensing

By:	/s/ Marian T. Flattery
	Name:	Marian T. Flattery
	Title:	Head of Global Intellectual Property

TORREY MESA RESEARCH INSTITUTE

By:	/s/ Adrian C. Dubock
	Name:	Adrian C. Dubock
	Title:	Attorney in fact

(additional signature pages follow)

Diversa Stockholders

HEALTHCARE VENTURES III, L.P.

By:
	Its:	General Partner

	By:	/s/ Jeffrey Steinberg

	Name:	Jeffrey Steinberg
	Title:	Administrative Partner of HealthCare Partners III, L.P.
The General Partner of HealthCare Ventures, III, L.P.

HEALTHCARE VENTURES IV, L.P.

By:
	Its:	General Partner

	By:	/s/ Jeffrey Steinberg

	Name:	Jeffrey Steinberg
	Title:	Administrative Partner of HealthCare Partners IV, L.P.
The General Partner of HealthCare Ventures, IV, L.P.

HEALTHCARE VENTURES V, L.P.

By:
	Its:	General Partner

	By:	/s/ Jeffrey Steinberg

	Name:	Administrative Partner of HealthCare Partners V, L.P.
	Title:	The General Partner of HealthCare
Ventures V, L.P.

(additional signature pages follow)

Diversa Stockholders (continued)

HEALTHCARE VENTURES VI, L.P.

By:
	Its:	General Partner

	By:	/s/ Jeffrey Steinberg

	Name:	Jeffrey Steinberg
	Title:	Administrative Partner of HealthCare Partners VI, L.P.
The General Partner of HealthCare Ventures VI, L.P.

RHO MANAGEMENT TRUST II

By:	Rho Capital Partners, Inc.
	Its:	Investment Advisor

	By:	/s/ Joshua Ruch

	Name:	Joshua Ruch
	Title:	CEO

RHO MANAGEMENT PARTNERS L.P.

By:	Atlas Capital Corp.
	Its:	General Partner

	By:	/s/ Joshua Ruch

	Name:	Joshua Ruch
	Title:	President

(additional signature page follows)

Diversa Stockholders (continued)

/s/ Jay M. Short
Jay M. Short, Ph.D.

/s/ Melvin I. Simon
Melvin I. Simon, Ph.D.

/s/ Donald D. Johnston
Donald D. Johnston

/s/ Wayne T. Hockmeyer
Wayne T. Hockmeyer, Ph.D.

/s/ Peter Johnson
Peter Johnson

/s/ William H. Baum
William H. Baum

/s/ Karin Eastham
Karin Eastham

/s/ R. Patrick Simms
R. Patrick Simms

/s/ Carolyn A. Erickson
R. Carolyn A. Erickson

Exhibit A

Subject Shares

Stockholder	Class of Stock	Number of Shares Owned
HealthCare Ventures III, L.P.	Common Stock	3,231,679
HealthCare Ventures IV, L.P.	Common Stock	949,929
HealthCare Ventures V, L.P.	Common Stock	1,677,658
HealthCare Ventures VI, L.P.	Common Stock	638,500
Rho Management Trust II	Common Stock	1,634,230
Rho Management Partners L.P.	Common Stock	47,931
Jay M. Short, Ph.D.	Common Stock	415,670
Melvin I. Simon, Ph.D.	Common Stock	259,513
Donald D. Johnston	Common Stock	650,632
Wayne T. Hockmeyer, Ph.D.	Common Stock	10,000
Peter Johnson	Common Stock	5,000
William H. Baum	Common Stock	158,536
Karin Eastham	Common Stock	46,539
R. Patrick Simms	Common Stock	79,719
Carolyn A. Erickson	Common Stock	1,151